NORTHROP GRUMMAN CORPORATION

EXHIBIT 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

April 27, 2022

The Board of Directors and Stockholders of Northrop Grumman Corporation

Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042

We are aware that our report dated April 27, 2022, on our review of the interim financial information of Northrop Grumman Corporation and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, and 333-175798 on Form S-8; and Registration Statement No. 333-237504 on Form S-3.

/s/ Deloitte & Touche LLP
McLean, Virginia